Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-202168-02

ALLERGAN FUNDING SCS

Pricing Term Sheet

Offering of

€750,000,000 0.500% Notes due 2021

€700,000,000 1.250% Notes due 2024

€550,000,000 2.125% Notes due 2029

€700,000,000 Floating Rate Notes due 2019

(the “Notes Offering”)

This pricing term sheet relates only to the Notes Offering and should be read together with the preliminary prospectus supplement dated May 23, 2017 relating to the Notes Offering (the “Notes Preliminary Prospectus Supplement”), the accompanying prospectus dated February 19, 2015 and the documents incorporated and deemed to be incorporated by reference therein. Certain capitalized terms used in this pricing term sheet that are not defined herein have the respective meanings given to such terms in the Notes Preliminary Prospectus Supplement.

Issuer:	Allergan Funding SCS (formerly known as Actavis Funding SCS), a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310

Gross Proceeds to Issuer:	€2,689,784,000

Guarantees:	Warner Chilcott Limited, Allergan Capital S.à r.l. (formerly known as Actavis Capital S.à r.l.) and Allergan Finance, LLC (formerly known as Actavis, Inc.) will jointly and severally, irrevocably and unconditionally guarantee the notes on an unsecured and unsubordinated basis

Aggregate Principal Amount Offered:

€750,000,000 aggregate principal amount of 0.500% notes due 2021 (the “2021 notes”)

€700,000,000 aggregate principal amount of 1.250% notes due 2024 (the “2024 notes”)

€550,000,000 aggregate principal amount of 2.125% notes due 2029 (the “2029 notes”)

€700,000,000 aggregate principal amount of floating rate notes due 2019 (the “floating rate notes”)

(The 2021 notes, 2024 notes and 2029 notes, together, the “fixed rate notes” and, the fixed rate notes and the floating rate notes, together, the “notes”)

Listing	The issuer intends to apply to list the notes on the New York Stock Exchange; there can be no assurance that any such application will be successful or that any such listing will be granted or maintained

Ranking:	General unsecured

Anticipated Ratings (Moody’s / S&P)*	Baa3 (Stable) / BBB (Positive)

Coupon:	2021 notes:	0.500%

	2024 notes:	1.250%

	2029 notes:	2.125%

	Floating rate notes:	3-month EURIBOR plus 0.350% per annum

Maturity:	2021 notes:	June 1, 2021

	2024 notes:	June 1, 2024

	2029 notes:	June 1, 2029

	Floating rate notes:	June 1, 2019

Price to Public:	2021 notes:	99.537% of principal amount

	2024 notes:	99.355% of principal amount

	2029 notes:	99.465% of principal amount

	Floating rate notes:	100.102% of principal amount

Underwriting Discount	2021 notes:	0.300% of principal amount

	2024 notes:	0.400% of principal amount

	2029 notes:	0.475% of principal amount

	Floating rate notes:	0.200% of principal amount

Yield to Maturity for Fixed Rate Notes:	2021 notes:	0.617%

	2024 notes:	1.347%

	2029 notes:	2.176%

Spread to Benchmark Bund for Fixed Rate Notes:	2021 notes:	+109.5 basis points
	2024 notes:	+138 basis points

	2029 notes:	+177.2 basis points

Benchmark Bund for Fixed Rate Notes:	2021 notes:	OBL 0.0% due April 9, 2021

	2024 notes:	DBR 1.5% due May 15, 2024

	2029 notes:	DBR 0.25% due February 15, 2027

Benchmark Bund Yield for Fixed Rate Notes:	2021 notes:	-0.478%
	2024 notes:	-0.033%

	2029 notes:	0.404%

Spread to Mid-Swaps for Fixed Rate Notes:	2021 notes:	+52 basis points
	2024 notes:	+87 basis points

	2029 notes:	+115 basis points

Mid-Swaps Yield for Fixed Rate Notes:	2021 notes:	0.097%

	2024 notes:	0.477%

	2029 notes:	1.026%

Interest Payment Date:	2021 notes:	Annually on June 1 of each year, beginning June 1, 2018

	2024 notes:	Annually on June 1 of each year, beginning June 1, 2018

	2029 notes:	Annually on June 1 of each year, beginning June 1, 2018

	Floating rate notes:	Quarterly on June 1, September 1, December 1 and March 1 of each year, beginning September 1, 2017

Record Date:	2021 notes:	On May 15 of each year

	2024 notes:	On May 15 of each year

	2029 notes:	On May 15 of each year

	Floating rate notes:	15th calendar day immediately preceding any interest payment date (whether or not a business day)

Optional Redemption – Fixed Rate Notes Make-Whole Call:	2021 notes:	B+20 basis points prior to May 1, 2021
	2024 notes:	B+25 basis points prior to March 1, 2024

	2029 notes:	B+30 basis points prior to March 1, 2029

Optional Redemption – Fixed Rate Notes Par Call:	2021 notes:	On or after May 1, 2021 (1 month prior to the maturity date for the 2021 notes)
	2024 notes:	On or after March 1, 2024 (3 months prior to the maturity date for the 2024 notes)

	2029 notes:	On or after March 1, 2029 (3 months prior to the maturity date for the 2029 notes)

Trade Date:	May 23, 2017

Settlement:	May 26, 2017 (T+3)

CUSIP / ISIN:	2021 notes:	018489 AC8 / XS1622630132

	2024 notes:	018489 AB0 / XS1622624242

	2029 notes:	018489 AA2 / XS1622621222

	Floating rate notes:	018489 AD6 / XS1622634126

Denominations:	€100,000 and increments of €1,000 in excess thereof

Joint Book-Running Managers:	Morgan Stanley & Co. International plc
Barclays Bank PLC
BNP Paribas
HSBC Bank plc

Additional Joint Book-Running Managers:	Citigroup Global Markets Limited
Merrill Lynch International
Mizuho International plc

Co-Managers:	DNB Markets
MUFG Securities EMEA plc
SMBC Nikko Capital Markets Limited
TD Securities (USA) LLC
Wells Fargo Securities International Limited

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Notes Offering will arrange to send you the prospectus and related prospectus supplement if you request it by calling (toll free): Morgan Stanley & Co. International plc at 1-866-718-1649, Barclays Bank PLC at 1-888-603-5847, BNP Paribas at 1-800-854-5674 or HSBC Bank plc at 1-866-811-8049.